Filed pursuant to Rule 424(b)(7)
Registration No. 333-176683
PROSPECTUS SUPPLEMENT NO. 2
(To prospectus dated September 2, 2011)

VALUECLICK, INC.

7,481,387 Shares of Common Stock
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This prospectus supplement no. 2 supplements and amends the prospectus dated September 2, 2011, relating to the resale by selling stockholders of up to 7,481,387 shares of common stock, par value $0.001 per share of ValueClick, Inc. (the “Company,” “we,” or “our”), as supplemented by the prospectus supplement dated February 16, 2012. This prospectus supplement should be read in conjunction with the prospectus dated September 2, 2011 (the “prospectus”), including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.
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Investing in our securities involves risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the period ended December 31, 2011 as well as the other information contained or incorporated by reference in the prospectus supplement before making a decision to invest in our securities.
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Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is March 23, 2012

The information in the table appearing under the caption “Selling Stockholders” in the prospectus is modified by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto with the information that is set forth below.

	Prior to the Offering			After the Offering (Assuming All Shares of Common Stock Being Offered Hereby are Sold)
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding(1)	Number of Shares of Common Stock Being Registered for Resale(2)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding

Trust for Yair Goldfinger Ltd.(3)	1,464,950	1.8%	1,464,950	—	—

(1)	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, based on 80,336,851 shares outstanding as of February 22, 2012.

(2)
The amount set forth in this column is the number of shares of common stock that may be offered by the selling stockholder using this prospectus supplement. This amount does not represent any other shares of common stock that the selling stockholder may own beneficially or otherwise.

(3)
Yair Goldfinger, identified as a selling stockholder in the prospectus dated September 2, 2011, has informed us that 1,464,950 of his shares of the Company's common stock have been transferred or that he plans to transfer his shares to Trust for Yair Goldfinger Ltd. Trust for Yair Goldfinger Ltd. was not previously listed in the prospectus and was made known to us based upon written representations from Mr. Goldfinger. This table supersedes information listed in the prospectus or in any amendments or supplements thereto for Mr. Goldfinger.